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                                                                     EXHIBIT 8.1

                                                 June 4, 1998


General Growth Properties, Inc.
   110 North Wacker
      Chicago, Illinois 60606

Ladies and Gentlemen:

      We are rendering the opinion contained herein with respect to General Growth Properties, Inc., a Delaware corporation (the "Company"). In so acting and in rendering the opinion expressed below, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction of such records, documents, agreements and instruments as we have deemed necessary to the rendering of these opinions including, without limitation, the representations (the "Representations") made by the Company and by certain entities all in which the Company holds direct or indirect interests in, dated June 4, 1998.

      Based upon and subject to the Representations and the assumptions noted below, we are of the opinion that as of the date hereof, (i) each partnership in which the Company owns an interest in excess of 10 percent is properly treated
(x) as a partnership for federal income tax purposes and (y) not as a "publicly traded partnership" as defined in the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the statements set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations" insofar as they purport to describe the provisions of federal tax laws, legal conclusions with respect thereto and documents referred to therein, are accurate and complete in all material respects; and (iii)
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                                                                             -2-


General Growth Properties, Inc.
June 4, 1998



commencing with the Company's taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT, and its historic and proposed methods of operation have enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code and the right, in certain circumstances, of holders of interests in the Operating Partnership to exchange those interests for shares of Common Stock has not caused and will not cause the Company to fail the diversity test of Section 856(a)(6) of the Code.

      The opinion expressed herein is subject to the qualification and assumption that all documents submitted to us as originals and the originals of all documents submitted to us as certified or photostatic copies are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents and all signatures are genuine.

      The opinion herein is given as of the date hereof, is based upon the Code, regulations of the Department of the Treasury (the "Treasury Regulations"), published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof. The opinion is limited to the matters expressly set forth herein and no opinions are to be implied or may be inferred beyond the matters expressly so stated. We disclaim any obligation to update this letter so stated. We disclaim any obligation to update this letter for events, whether legal or factual, occurring after the date hereof.

      We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company's Current Report on Form 8-K dated June 4, 1998 and to the reference to our firm under the captions "Certain Federal Income Tax Considerations" and "Validity of Depositary Shares, PIERS and Common Stock" in the Prospectus Supplement.

      This opinion may not, without our prior written consent, be used or relied upon by any other person other than the addressee.
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General Growth Properties, Inc.
June 4, 1998



      We note that Marshall Eisenberg, a partner of our firm, is the Secretary of the Company and that certain partners of, and lawyers associated with, our firm and members of their families, currently own shares of the Company's common stock. No knowledge is to be imputed to this firm by virtue of Mr. Eisenberg's position as Secretary of the Company.


                                  Very truly yours,

                                 /s/ NEAL, GERBER & EISENBERG